Exhibit 4.12

RESOLUTIONS OF THE SOLE
DIRECTOR OF "GEO GENESIS GROUP, LTD."
ADOPTED ON THE 26th  JULY 2007 AT 10:00 AM

PRESENT:
SPYRIDON VLASPOULOS	-Sole Director

The following resolutions were adopted on the 26th July 2007. More particularly:

A. The Company hereby establishes the first year option plan for Directors, Executive Committee Members, other key Executives and Strategic Affiliates.

B. The Company hereby allocates and shall Issue common stock options totaling to 20% of all its issued and outstanding shares, upon the completion of the acquisition of the company styled "GEO GENESIS GROUP, INC" of Delaware, USA,

C. The aforementioned 20% common shares options ate finther allocated as follows:

1. 15% of all the options are granted prO rata to the Directors of the Company post acquisition of the company styled "0E0 GENESIS GROUP, INC," of Delaware, USA.
2. 20% of all the options are granted to the Executives of the wholly owned subsidiary Chinese company styled "QINGDAO CHINA PARTNERS INVESTMENT ADVISORY
3. 50% of all the options are granted equally amongst the mettibers of the Executive Committee of the Company, namely Messrs ROGER BENDELAC, ANASTASIO CARAYANNIS and PHILIP ROGER HOWARD CONNOR III.
4. 15% of all the options are reserved for strategic affiliates and other potential key executives by the Company's Directors and its Executive Committee.

IN WITNESS THEREOF these Resolutions are signed as follows:

SPYRIDON VLASPOULOS
Sole Director